PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 62 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 2, 1996                                       Dated January 14, 1997
                                                                Rule 424(b)(3)

                          Morgan Stanley Group Inc.
                     GLOBAL MEDIUM-TERM NOTES, SERIES D
           Euro Floating Rate Senior Bearer Notes Due January 2002

                                --------------

               The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due January 2002) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               The Global Medium-Term Notes, Series D of the Company, including the Notes, have been listed on the London Stock Exchange Limited (the "London Stock Exchange").

               The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT:  U.S. $50,000,000

INTEREST ACCRUAL DATE: January 22, 1997

INTEREST PAYMENT DATES: Each January 22, April 22, July 22 and October 22, commencing April 22, 1997 (each an "Interest Payment Date"); provided that if any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day.

MATURITY DATE: January 22, 2002; provided that if such day is not a Business
   Day,the Maturity Date will be the next succeeding day that is a Business Day, and no interest shall accrue for the period from and after the Maturity Date.

BASE RATE:  LIBOR

ANNUAL REDEMPTION PERCENTAGE REDUCTION:  N/A

INDEX CURRENCY:  U.S. Dollars

INDEX MATURITY:  3 months

OPTIONAL REPAYMENT DATE(S):  N/A

TOTAL AMOUNT OF OID:  None

SPREAD (PLUS OR MINUS):  Plus 0.15% per annum


INITIAL INTEREST RATE: To be determined 2 London Banking Days prior to the date of issuance

INITIAL INTEREST RESET DATE: April 22, 1997; provided that if such day is not a Business Day, such Initial Interest Reset Date will be the next succeeding day that is a Business Day.

INTEREST PAYMENT PERIOD:  Quarterly

SETTLEMENT AND ISSUE DATE:  January 22, 1997

MAXIMUM INTEREST RATE: N/A

INTEREST RESET PERIODS:  The period from and including an Interest Reset
   Date to but excluding the immediately succeeding Interest Reset Date.

REPORTING SERVICE:  TELERATE 3750

ORIGINAL YIELD TO MATURITY:  N/A

ALTERNATE RATE EVENT SPREAD:  N/A

INITIAL ACCRUAL PERIOD OID:  N/A


ISSUE PRICE:  99.824%

MINIMUM INTEREST RATE:  N/A

INTEREST RESET DATES:  Each Interest Payment Date

REDEMPTION PERCENTAGE AT MATURITY:  100.00%

INITIAL REDEMPTION DATE:  N/A

CALCULATION AGENT:  The Chase Manhattan Bank (London Branch)

SPECIFIED CURRENCY:  U.S. Dollars

INITIAL REDEMPTION PERCENTAGE:  N/A

PAYING AGENT:  The Chase Manhattan Bank (London Branch)

DENOMINATIONS:  U.S. $500,000

SPREAD MULTIPLIER:  N/A

COMMON CODE:7295375

ISIN: XS0072953754


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                  International